SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

BKF Capital Group, Inc.
Steven N. Bronson

Alan B. Howe

Sean M. Leder

Dale E. Wallis

David J. Wolenski
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BKF Capital Group, Inc. (“BKF Capital”) is filing the materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the shareholders of Qualstar Corporation (“Qualstar”), in connection with the 2013 annual meeting of shareholders of Qualstar scheduled for June 28, 2013 (the “2013 Annual Meeting”). In connection with the 2013 Annual Meeting, BKF Capital has filed a definitive proxy statement and a GOLD proxy card with the SEC on June 6, 2013, and on June 8, 2013, has commenced the mailing of its definitive proxy statement and GOLD proxy card to all Qualstar shareholders.

Attached hereto is a Shareholder Information Deck that BKF Capital plans to use in connection with its solicitation of proxies.

Shareholder Information Deck Annual Meeting of Shareholders Of Qualstar Corporation June 28, 2013 1 June 12, 2013

Key Points • BKF is Qualstar’s second largest shareholder with 18 . 7 % of the outstanding shares, and seeks to elect its nominees to the Board to benefit all shareholders — BKF is not seeking any special advantage . • In June 2012 , BKF called a special meeting to remove and replace the Board, because of years of declining revenues, declining earnings and a falling share price . Although a majority of the shares voted at the meeting supported BKF, we fell short of the absolute majority required for removal . • The current CEO and member of the Board, Mr . Larry Firestone, had no prior CEO experience when he was appointed in June 2012 . Since then, things have only gotten worse . In the past 9 months , the Company has experienced : record losses ; declining revenues despite dramatically increased expenses ; shrinking shareholders equity ; and a rapidly declining stock price . • The Board will have spent in excess of $ 1 . 1 million of shareholder money in the current fiscal year to oppose BKF . We view this and other acts of the Board as entrenchment — in the interests of the directors themselves, but certainly not in the interests of shareholders . 2

Key Points (continued) • The directors nominated by management, all but one of whom currently serve on the Board, are not the right group to turn the Company around . – Collectively, including the CEO, they hold only 5 , 000 shares of Qualstar stock . Their financial interests are simply not aligned with the interests of shareholders in building value . – The Company’s reckless spending in the first nine months of FY 2013 demonstrates a total lack of financial discipline . – The Company’s abysmal results in the first nine months of FY 2013 — which is the entire tenure of the current Board members who are up for election — demonstrate that these directors have failed the Company and its shareholders . • BKF’s nominees include Steven N . Bronson, the controlling shareholder of BKF, and four other nominees chosen for their collective backgrounds in management, technology, investment, finance and accounting . • If elected our nominees will seek to properly position the Company’s failing data storage business ; right - size the Company’s cost structure, beginning at the top with the CEO’s salary and compensation package ; evaluate all aspects of the Company and its operations ; and explore strategic alternatives . Shareholders cannot continue to afford the current Board and CEO’s risky and expense - laden strategy. 3

Why did we call the Special Meeting in June 2012? • BKF called a special meeting in June 2012 to remove and replace Qualstar’s board because of — – Declining revenues at an annualized rate of 6 . 6 % beginning in FY 2004 – now 23 . 8% ; – Over 8 years of losses beginning in FY 2004 – now 9 years ; – A 66 % decline in share price from April 2002 to June 2012 (adjusted for dividends) – now 78% ; – An outsized compensation package for the new (and current) CEO, Mr . Larry Firestone ; and – A disengaged board of directors • Shareholders owning a majority of the shares cast in the special meeting voted for the BKF slate and against the Board , including Mr . Firestone, although this was less than the absolute majority required for removal of the Board . Since then, things have only gotten worse. 4

What Has Happened in FY 2013? Net Losses and EPS Qualstar reported a record loss for FY 2012 . In the first nine months of FY 2013 , the loss trend appears to be accelerating at an alarming pace . 5 Year ended June 30, 3 Months Ended 2011 2012 March 2013 Net Loss ($680) ($4,107) ($3,301) EPS ($0.06) ($0.34) ($0.27) (dollars in thousands) Nine Months Ended March 31, 2012 2013 Net Loss ($1,486) ($6,906) EPS ($0.12) ($0.56)

Substantial Increases in Expenses and a Decline in Revenues in the Last 9 Months… ( in thousands of dollars) • The Company experienced a 60 % increase in Sales and Marketing Costs with no new revenues . • The Company experienced a 13 % increase in Engineering Costs with no new products . • The Company experienced a 63 % increase in G&A expense with no accountability . • And, in a statement that strains credibility to the breaking point, the Company attributed the poor third quarter results of its data storage business to “a tender offer for a controlling interest in the company from BKF Capital Group, which noticeably impacted our bookings momentum during the quarter as customers delayed purchasing decisions . ” 6     $ Change % Change Net revenues 12,787 $ 9,760 (3,027) -23.7% Cost of goods sold 9,056 6,675 (2,381) -26.3% Gross profit 3,731 $ 3,085 (646) -17.3% Operating expenses: - Engineering 1,994 2,262 268 13.4% Sales and marketing 1,360 2,181 821 60.4% General and administrative 1,977 3,235 1,258 63.6% Restructuring expense - 2,306 Total operating expenses 5,331 $ 9,984 4,653 87.3% Loss from operations (1,600) (6,899) (5,299) 331.2% Other Income (expense) 133 (21) (154) -115.8% Loss before income taxes (1,467) (6,920) (5,453) 371.7% Provision for income taxes - - Net loss (1,467) $ (6,920) (5,453) 371.7% Nine Months Ended March 31, 20132012 $ $ $ $

Substantial Decline in Shareholder Value in the last 9 Months and Beyond… (in thousands of dollars) Shareholders simply cannot afford the continuation of the Company’s current Board members and CEO and their strategy. 7 At June 30, 2012 At March 31, 2013 Change Cash and Cash Equivalents $7,381 $825 ($6,556) (89%) Shareholders Equity $25,053 $18,191 ($6,862) (27%) At June 29, 2012 At June 11, 2013 Change Market Capitalization $23,275 $17,150 ($6,125) (26%) Share Price (in dollars) $1.90 $1.40 ($0.50) (26%)

The Problem — A Board with Nothing At Stake • According to the Company’s proxy materials, the directors nominated by management, including Mr . Firestone, own a total of 5 , 000 shares . • Because, in our view, directors have no financial stake — – Escalating operating costs are unconstrained by a careful and considered cost/benefit analysis . – When terminating a current lease to reduce space, the Company paid off the lease in full . – The Company reported spending $ 640 , 000 in the third quarter to oppose BKF’s non - coercive partial tender offer and in preparation for a proxy contest with BKF that had not even begun . – The Company reports that it will spend $ 500 , 000 more in connection with the current proxy contest . • Because, in our view, directors have no financial stake — – The Board is complacent with a CEO receiving base compensation of $ 300 , 000 — escalating to $ 350 , 000 in July 2013 — when the Company is recording record losses and its total market capitalization has dropped to $ 17 mm . – The Board is complacent with a CEO having a severance package totaling over $ 1 . 0 million — and increasing after July 2013 — if he is terminated following a change of control, when the Company’s cash and short term assets position has dropped to $ 8 . 5 mm . * * See the Appendix for additional detail. 8

The Problem — A Board and CEO Bent on Entrenchment • The Board responded to BKF’s non - coercive, partial tender offer at a premium to market in January 2013 by adopting a “ poison pill ” that — – Prevented shareholders from deciding for themselves whether to sell or to remain as shareholders of the Company and benefit along with BKF from a change in policies and management . – Has a 10 % triggering threshold and that chills shareholders owning more than 10 % of the shares from speaking among themselves about bringing about change for the better of the Company . – Is of questionable validity under California law . • The Board is spending over $ 1 . 1 million of shareholder money — over 10 % of current cash and short - term investments — in a knee - jerk defensive response to BKF, which is the Company’s second largest shareholders and which has repeatedly committed to deriving no benefit from QBAK that is not enjoyed by all shareholders proportionately . • There has been no independent search for new board and management talent . – Each of the three new directors that were appointed to the Board this year and that are standing for election are persons with whom Mr . Firestone has a long - standing relationship . – The new high - priced executive team, whose compensation is reflected in the nine - month 63 % increase in G&A, all have personal relationships with Mr . Firestone . • The Board delayed holding the 2013 annual meeting for over three months . Then, in an act of gamesmanship, filed its proxy materials just before a holiday weekend without any public announcement of the record or meeting date, in an attempt to disadvantage BKF . 9

The Problem — A Board That Lacks Appreciation for a Fundamental Issue with the QBAK Business • The Company’s tape storage business has for years been a drag on the Company’s operating results, and continues to suck cash out of the Company . • The problems with the tape storage business must be solved before there can be a turnaround in the business of the Company . • Simply throwing money at the problem, as current management is doing, will not work — – Because the data storage business continues to be highly competitive . – Because substantial competitors with greater resources — such as IBM, Oracle, Dell, Spectra Logic, Tandberg Data, Quantum Corp, Overland Storage and others — are all players in this market . – Because t he market, as a whole, is moving away from physical tape storage . – Because customers are trending to one vendor for both their computer hardware and storage needs . – Because technological challenges in this space abound . – And because Qualstar does not have resources to compete in this space on its own and needs to partner to be a viable player . 10

Who is BKF? BKF is Committed to Promoting Value for All Shareholders • Together with Mr . Bronson, BKF owns 18 . 7 % of Qualstar’s outstanding shares . – BKF is Qualstar’s largest institutional investor and second largest shareholder . – We made our first investment in October 2010 , and on December 17 , 2010 purchased 1 . 5 million shares in a private transaction with one of Qualstar’s co - founders . • BKF is a long term holder and continues to drive for positive change for the benefit of all shareholders . • As a major shareholder, BKF’s interests in increasing shareholder value are aligned with all of the Company’s other shareholders . • BKF’s partial tender offer in January 2013 — which at $ 1 . 65 per share was a premium to market value at the time and to current market value — was not coercive, and represented a continued financial commitment to change at Qualstar . • BKF is committed to getting the best possible talent for the Company . • Two of its nominees have no prior relationship with Mr . Bronson . One was referred to BKF by another major shareholder of Qualstar . The other was a recommendation from the Company’s auditors . • BKF is not seeking any rights or benefits that are different from the rights of all other shareholders of the Company on a proportionate basis . 11

The BKF Nominees Have the Experience and Skills To Oversee the Turnaround of Qualstar The BKF nominees have the management, manufacturing, operations, investment, finance and accounting expertise, which combined with the substantial equity interest of BKF, will give shareholders a Board that is qualified and incentivized to make value maximizing decisions on behalf of shareholders . 12 Steven N. Bronson Public Company Leadership: Management, Turnaround and Investments Chairman and CEO of BKF, Chairman and CEO of Interlink Electronics (public; touch sensor technology), which he has successfully restructured. Successfully restructured Mikron Infrared Instruments. Alan B. Howe Public Company Board Experience; Public Company Leadership Co - founder and Managing Partner of Broadband Initiatives LLC; served on numerous public boards, including Data I/O, a data company. Sean Leder Investments and Real Estate The Leder Group ( real estate, equities and fixed income securities investments); former Investment banker. Dale E . Wallis Executive Leadership; Finance and Accounting Most recently VP/CFO/Treasurer of The Aerospace Company; Certified Public Accountant. David Wolenski Public Company Leadership: Management, Manufacturing, Operatio ns and Turnaround Vice president, Electro - Mechanical Products, Inc. (precision - machined components and thermal management systems); formerly CEO of OZO Automation (public: robotic work stations).

What Is the BKF Platform? BKF’s platform consists of the following elements : • Properly positioning the Company in the highly competitive data storage business . Competitor’s such as Quantum and Overland struggle to go it alone . Qualstar does not have the resources or capital to do so . We believe strongly that the Company must purse a strategic partnership or relationship for the data storage business . • Right size the cost structure . Expenses are simply too high for a company of this size . At this rate, the Company will run out of money in two years . Cost cutting must start at the top, with a reduction in executive compensation and pay more closely tied to performance ; • Evaluate the Company’s operations, liquidity requirements, manufacturing activity, research and development activity, sales and marketing activity, and selling, general and administrative expenses, with a view to restoring the Company to profitability after years of net losses ; and • Explore strategic alternatives, which may include a sale or other business combination . BKF anticipates its nominees, if elected, will have a very active role in managing, supporting and executing the Company’s return to profitability . BKF also believes that its nominees have the operational and financial experience to see the Company through a transition period, during which the Board will build an effective, experienced and financially incentivized management team for the Company . 13

Appendix: The Outsized Compensation Package Awarded to CEO Firestone Is a Continuing Concern for BKF • The non - performance based compensation awarded to Mr . Firestone — who had no prior CEO experience when appointed in June 2012 — is substantially greater than the compensation of the former CEO, who was a Company founder . (1) Increasing to $350,000 per year on July 1, 2013. (2) Shares vesting over four years. • Mr . Firestone’s employment arrangements provide for severance payment of, among other benefits, 18 months’ salary if there is a change of control and he is terminated within 12 months, with change of control defined to include a change in control of the Board . Also in his severance package is a lump sum payment of 100 % of target incentive bonus plus an additional 12 months of targeted bonus (his base salary) . • In March 2011 , the Company conducted a say - on - pay vote, with shareholders voting to approve the then current pay of senior executives and not to revisit their vote until 2014 . The outsized award to Mr . Firestone can only be viewed in these circumstances as a bait - and - switch imposed on the shareholders . • BKF is in favor of holding say - on - pay votes annually, and if elected BKF’s nominees will back annual say - on - pay voting . 14 Former CEO (2009 - 2011) Mr. Firestone Base Salary $158,170 — 178,838 $300,000 (1) Signing Bonus n/a $ 75,000 Relocation and Commuting n/a $ 80,000 Option Awards — 300,000 (2)